Exhibit 3.1
AMENDED AND RESTATED CHARTER
ARTICLE I
CORPORATE TITLE
The name of the corporation is: Blue Owl Capital Corporation III (the “Corporation”).
ARTICLE II
BUSINESS PURPOSE
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE
The name of the resident agent of the Corporation in the State of Maryland is United Agent Group Inc., whose address is 2 Wisconsin Circle, Number 700, Chevy Chase, Maryland 20815. The street address of the principal office of the Corporation in the State of Maryland is 2 Wisconsin Circle, Number 700, Chevy Chase, Maryland 20815.
ARTICLE IV
SHARES
The Corporation has authority to issue 1,000 shares at $0.01 par value per share. The aggregate par value of all authorized shares of stock having a par value is $10.
ARTICLE V
DIRECTORS
The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The name of the director who shall serve until the next meeting and until her successor is duly elected and qualified is:
Neena Reddy
ARTICLE VI
LIMITATION OF LIABILITY
To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE VII
INDEMNIFICATION AND ADVANCE OF EXPENSES
To the maximum extent permitted by Maryland law in effect from time to time and subject to the Investment Company Act of 1940, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation, including the Corporation’s manager. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.